UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 28, 2008
Date of report (date of earliest event reported)
Digi International Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17972	41-1532464

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11001 Bren Road East, Minnetonka, Minnesota		55343

(Address of principal executive offices)		(Zip Code)
Telephone Number: (952) 912-3444
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information set forth under Item 2.01 of this Current Report on Form 8-K is also responsive to this Item 1.01 and is hereby incorporated in this Item 1.01 by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
     On April 28, 2008, Digi International Limited (“Buyer”), a private limited company and wholly owned subsidiary of Digi International Inc. (the “Company”) entered into and closed a Share Purchase Agreement, dated as of April 28, 2008, with all of the shareholders of Sarian Systems Limited (“Sarian”), a private limited company (the “Agreement”). Pursuant to the terms of the Agreement, the Buyer purchased all of the issued share capital (the “Transaction”) for an aggregate cash purchase price of US $30,500,000 (the “Purchase Price”), which includes approximately US $2,500,000 for Sarian’s cash. The Purchase Price is subject to adjustment on a pound for pound basis upwards if the net asset value of Sarian (based on the closing accounts) exceeds GBP 2,418,223. The Purchase Price is subject to adjustment on a pound for pound basis downwards if the net asset value of Sarian (based on the closing accounts) is less than GBP 2,318,223. Sarian will continue operations as a wholly-owned subsidiary of the Buyer.
     On April 28, 2008, the Company issued a press release announcing the Transaction. A copy of the press release is attached as Exhibit 99(a) to this Current Report on Form 8-K and is incorporated by reference.
Item 2.02 Results of Operations and Financial Condition.
     On April 28, 2008, the Company reported its financial results for the second quarter of fiscal 2008. See the Company’s press release dated April 28, 2008, which is furnished as Exhibit 99(b) and incorporated by reference in this Current Report on Form 8-K.
NON-GAAP FINANCIAL MEASURES
     The press release furnished as Exhibit 99(b) and certain information the Company intends to disclose on the conference call include certain non-GAAP financial measures. These measures include (i) earnings before taxes, depreciation, amortization (“EBTDA”) and (ii) certain non-recurring items. The non-recurring items consist of in-process research and development and other acquisition-related expenses. The reconciliations of these measures to the most directly comparable GAAP financial measures are provided in the press release or are included below.
     Management understands that there are material limitations to the use of non-GAAP measures. With respect to the measures that exclude non-recurring items, management believes that excluding these one-time non-recurring items provides useful information to investors regarding the Company’s results of operations and financial condition and permits a more meaningful comparison and understanding of the Company’s operating performance. Additionally, EBTDA does not reflect the Company’s cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for the Company’s working capital needs. Furthermore, measures of EBTDA, including EBTDA as a percentage of net sales, may be calculated differently from company to company, limiting its usefulness as a comparative measure. Management nevertheless believes that the presentation of EBTDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring the Company’s performance from year to year and in assessing the Company’s performance against other companies. Management believes that such information helps investors compare operating results and corporate performance exclusive of the impact of the Company’s capital structure and the method by which assets were acquired. Management believes that EBTDA as a percentage of net sales is not only useful for the Company in measuring and monitoring internal performance, but it is also widely used by analysts and investors to assess the Company’s performance. The Company uses EBTDA as a percentage of net sales as a key performance indicator of how the Company is performing compared to prior periods and compared to the Company’s operating plan. Furthermore, the Company’s incentive compensation plans use EBTDA to measure operating performance, which is a factor that the most employees have the ability to influence.
Reconciliation of Income before Income Taxes to Earnings before Taxes, Depreciation and Amortization and Acquired In-Process Research and Development
(In thousands of dollars and as a percent of Net Sales)

	For the twelve		For the twelve		For the three		For the six months
	months ended		months ended		months ended		ended March 31,
	Sept. 30, 2006	% of net sales	Sept.30, 2007	% of net sales	March 31, 2008	% of net sales	2008	% of net sales
Net sales	$144,663	100.0%	$173,263	100.0%	$43,070	100.0%	$87,644	100.0%

Income before income taxes	$15,267	10.6%	$23,724	13.7%	$4,662	10.8%	$10,300	23.9%

Acquired in-process research and development	2,000	1.4%	—	0.0%			—

Depreciation and amortization	10,566	7.3%	10,165	5.9%	2,295	5.3%	4,792	11.1%

Earnings before taxes, depreciation, and amortization and acquired in-process research and development	$27,833	19.2%	$33,889	19.6%	$6,957	16.2%	$15,092	17.2%

Item 7.01. Regulation FD Disclosure.
          Additional information about the Transaction included in the third, fourth, fifth and sixth paragraphs of the press release attached as Exhibit 99(a) to this Current Report on Form 8-K is furnished herewith.
Item 9.01 Financial Statements and Exhibits.
99(a) Press Release dated April 28, 2008 regarding the acquisition of Sarian Systems Limited.

99(b) Press Release dated April 28, 2008 announcing financial results for the second quarter of fiscal 2008.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: April 28, 2008

DIGI INTERNATIONAL INC.
By:	/s/ Joseph T. Dunsmore
Joseph T. Dunsmore
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description	Method of Filing
99(a)	Press Release dated April 28, 2008 regarding the acquisition of Sarian Systems Limited.	Filed Electronically

99(b)	Press Release dated April 28, 2008 announcing financial results for the second quarter of fiscal 2008	Filed Electronically

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